Exhibit 4.12

(English Translation for informational purposes only)

Attachment to Rental Agreement

Drafted and signed in Tel Aviv on November 30, 2023

Between: Gush 7093 Parcel 162 Ltd.
Tax ID 510583156
126 Yigal Alon Street, Tel Aviv
Hereinafter: “the Lessor”	on the one side
And: Nyxoah Ltd.
Tax ID 514082726
126 Yigal Alon Street, Tel Aviv
Hereinafter: “the Lessee”	on the other side

Whereas the Lessee rents areas on the 1st and 2nd floors of the building at 126 Yigal Alon Street, Tel Aviv, from the Lessor.

And whereas the rental period for both areas ended on August 22, 2023.

And whereas the rental period has been extended until April 15, 2024.

And whereas the Lessee expressed a desire to extend the rental period .

The parties have reached the following agreements:

1. The rental period will be extended from April 15, 2024, to December 31, 2025, for the entire area on the 2nd floor and the part under the Lessee's control on the 1st floor.

2. Starting from April 15, 2024, the Lessee will allow the Lessor to be notified of early termination with a notice period of 6 months, in writing.

3. Despite the provision in section 5.2 of the original rental agreement between the parties indicating a [***] increase in total rental fees starting from August 2023, only from April 15, 2024, management fees will increase by [***] and rental fees by [***] (approximately [***]).

4. All other provisions of the original agreement between the parties and the attachments resulting from it will remain in effect, except for the clauses amended in this attachment, including rent fees, purpose of the lease, etc.

For acknowledgment, the parties have signed below:

Signature & Stamp	Signature
Gush 7093 Parcel 162 Ltd.	Nyxoah Ltd.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.